LLEX:NYSE American

LILIS ENERGY NOTIFIED OF NYSE AMERICAN LISTING DEFICIENCY

FORT WORTH, TEXAS – November 27, 2019 – Lilis Energy, Inc. (NYSE American: LLEX) (the “Company”), an exploration and production company operating in the Permian Basin of West Texas and Southeastern New Mexico, announced that on November 21, 2019 it received a deficiency letter (the “Letter”) from the NYSE American LLC (“NYSE American”), indicating that the Company did not meet certain of the NYSE American continued listing standards as set forth in the NYSE American Company Guide ("Company Guide"). The Letter states that the Company is below compliance with the continued listing standards as set forth in Section 1003(a)(i)-(iii) of the Company Guide because it has reported a stockholders’ equity deficiency as of September 30, 2019 and net losses in its five most recent fiscal years ended December 31, 2018.

The Company’s common stock will continue to be listed on the NYSE American while it attempts to regain compliance with the listing standards set forth in Section 1003(a)(i)-(iii) of the Company Guide, subject to the Company’s compliance with other continued listing requirements of the NYSE American. The Letter does not affect the Company’s business operations or its reporting obligations under the rules and regulations of the Securities and Exchange Commission, nor does the Letter conflict with or cause an event of default under any of the Company’s material agreements.

Consistent with the rules set forth in the Company Guide, the Company intends to submit a detailed plan of compliance advising the NYSE American of the actions the Company has taken, or plans to take, that would bring it into compliance with the NYSE American’s continued listing standards within 18 months of receipt of the Letter.

As previously announced, the Board of Directors of the Company has formed a Special Committee and engaged a financial advisor tasked with reviewing and evaluating strategic alternatives that may enhance the value of the Company, however there is no assurance that any alternative will materialize.

About Lilis Energy, Inc.
Lilis Energy, Inc. is a Fort Worth based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered among the leading resource plays in North America.  Lilis’ current total net acreage in the Permian Basin is approximately 20,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas.  For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:
Wobbe Ploegsma
V.P. Finance & Capital Markets
210-999-5400, ext. 31